Calculation of Filing Fee Tables
S-8
RIO TINTO PLC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Rio Tinto plc ordinary shares of 10p each	Other	560,000	$ 59.8828	$ 33,534,368.00	0.0001531	$ 5,134.11
Total Offering Amounts:						$ 33,534,368.00		$ 5,134.11
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 5,134.11
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (Securities Act), the Registration Statement to which this exhibit 107 is a part includes an indeterminable number of additional ordinary shares, nominal value 10 pence per share in the capital of Rio Tinto plc (Ordinary Shares), that may become issuable in the event of a share dividend, share split or similar transactions. (2) Represents additional Ordinary Shares reserved for issuance under the Rio Tinto plc Global Employee Share Plan. (3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The proposed maximum offering price per unit was calculated on the basis of the average of the high and low market prices of Rio Tinto plc ordinary shares of 10p each quoted on the London Stock Exchange on 28 February 2025 (GBP 47.56). The translation of pounds sterling into U.S. dollars has been made at the noon buying rate, New York City time, as posted by Bloomberg on 28 February 2025 of US$1.2591 per GBP1.00. (4) Rounded up to the nearest penny. (5) The Ordinary Shares to be distributed pursuant to the Global Employee Share Plan may also be represented by American Depositary Shares evidenced by American Depositary Receipts, each representing one Rio Tinto plc ordinary share.